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                                                                     EXHIBIT 99



                              CONSULTING AGREEMENT

         THIS AGREEMENT is made and entered into as of this 1st day of April, 1999, by and between Newmont International Services Limited (hereinafter "NEWMONT"), a Delaware corporation and wholly owned subsidiary of Newmont Gold Company, and Robert J. Miller, former Governor of the State of Nevada (hereinafter "CONSULTANT").

         In consideration of the mutual promises and conditions contained in this AGREEMENT, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.       TERM

         This AGREEMENT shall be effective from April 1, 1999 to December 31, 1999 (the "Term"), unless terminated earlier under Paragraph 6. This Agreement shall automatically terminate at the end of the Term unless extended by a written agreement between the parties.

2.       STATEMENT OF SERVICES

         A. During the Term of this AGREEMENT, CONSULTANT shall perform the work described in Exhibit A hereto (the ?Services?).

         B. In performance of the Services, CONSULTANT shall use his best efforts and exercise a high degree of care, skill, and judgment as would be expected for professional consultants of his skill, knowledge and education engaged in the performance of services of this nature.

         C. In his performance of the Services, CONSULTANT shall comply with all applicable federal and state laws, rules and regulations, including, but not limited to, those addressing the preservation of health, safety and the environment. CONSULTANT shall be solely responsible for and assume full responsibility for the assessment, collection and payment of all taxes assessed against him in connection with the Services to be performed hereunder. CONSULTANT shall be solely responsible for and assume full responsibility for his actions and omissions, and CONSULTANT shall indemnify and hold NEWMONT harmless from and against any and all claims arising as a result of his failure to comply with the requirements of this Paragraph 2.C.

         D. This AGREEMENT does not preclude CONSULTANT from undertaking work of this general nature for others; provided, however, that without NEWMONT's written consent, CONSULTANT shall not perform work for others where such work is reasonably likely to result in a conflict of interest between NEWMONT and such third party.

3.       COMPENSATION FOR SERVICES

         As compensation for the performance of Services hereunder, CONSULTANT shall be compensated as and in accordance with the terms set forth in Exhibit A hereto.



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4.       NONDISCLOSURE/NON-USE

         CONSULTANT shall not disclose to third parties or use for purposes other than performing hereunder, without the written consent of NEWMONT, any information that relates to the technical, legal, or business affairs or activities of NEWMONT or its subsidiaries or affiliates obtained by CONSULTANT in connection with the performance of Services under this AGREEMENT, unless said information:

         (i) is, or shall have been, in the possession of CONSULTANT and not subject to a confidentiality obligation prior to CONSULTANT?s acquisition thereof in connection with Services performed hereunder;

         (ii) through no act or omission of CONSULTANT becomes published or otherwise available to the public under circumstances such that the public may utilize the same without any direct or indirect obligation to NEWMONT or its subsidiaries or affiliates;

         (iii) is acquired by CONSULTANT from any third party rightfully in possession of the same and having no direct or indirect confidentiality obligation to NEWMONT or its subsidiaries or affiliates with respect to the same.

This Paragraph 4 shall survive the expiration or termination of this AGREEMENT.

5.       STATUS OF CONSULTANT

         CONSULTANT shall perform the Services as an independent contractor in accordance with his own methods, the terms of this AGREEMENT, and applicable laws, rules and regulations. CONSULTANT shall have complete charge of his personnel (if any) engaged in the performance of the Services. No one employed or subcontracted by CONSULTANT shall be deemed for any purpose to be an employee, agent, servant, or representative of NEWMONT and shall not have authority to enter into agreements on behalf of NEWMONT or otherwise bind NEWMONT in any manner. Neither CONSULTANT nor any of his employees or subcontractors (if any) shall be eligible for any retirement plan, insurance program, or any other employee benefits provided to employees of NEWMONT. Consultant is not entitled to workers' compensation benefits and is obligated to pay all applicable income tax on monies earned pursuant to this agreement. It is not the intent of the parties to create, nor shall this AGREEMENT be construed as creating, a partnership, joint venture, employment relationship, agency relationship or association, or to render the parties liable as partners, co-venturers, or principals.

6.       TERMINATION

         NEWMONT may terminate the Services being performed under this AGREEMENT by giving thirty days prior written notice of termination to CONSULTANT. Upon receipt of such notice from NEWMONT, CONSULTANT shall stop all work on the date specified in the notice; and NEWMONT shall pay CONSULTANT for the Services performed up to the date of termination. NEWMONT shall not be liable to pay any bonus, damage, or other claim for profits asserted by CONSULTANT.


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7.       ASSIGNMENT

         This AGREEMENT is for CONSULTANT's unique services and may not be assigned by CONSULTANT without NEWMONT's written consent, which may be withheld in NEWMONT's sole discretion. NEWMONT, in its sole discretion, may assign this contract to an affiliate.

8.       ENTIRE AGREEMENT

         This AGREEMENT, including its Exhibits, if any, constitutes the complete and entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes, merges, and voids all negotiations, prior discussions, and prior agreements and understandings, either written or oral, relating to the subject matter hereof. This AGREEMENT may not be altered or amended except by a written document executed by a duly authorized representative of each party.

9.       GOVERNING LAW

         This AGREEMENT shall be governed by and interpreted in accordance with the laws of the State of Colorado, excepting Colorado law pertaining to choice of law or conflicts of law. The parties hereby submit to the jurisdiction of the state and federal courts in the state of Colorado and agree that the state and federal courts in the state of Colorado shall be the exclusive forum for the resolution of any disputes related to, arising out of, or arising under this AGREEMENT, whether based in tort, contract, or other legal theory.

10.      NOTICES

         All notices and other required communications hereunder shall be in writing, addressed as follows:

                  Newmont International Services Limited
                  1700 Lincoln Street
                  Denver, CO 80203
                  Attention: Legal Department
                  Facsimile Number: (303) 837-6007

                  Robert J. Miller
                  Jones, Vargas
                  3773 Howard Hughes Parkway
                  3rd Floor South
                  Las Vegas, Nevada  89109
                  Facsimile Number:  (702) 737-7706

         Notices shall be given (a) by personal delivery to the other party, (b) by facsimile or other electronic communication, or (c) by registered or certified mail, return receipt requested. All notices shall be effective and deemed delivered (i) if by personal delivery, on the date of delivery if during business hours, otherwise the next business day,
         (ii) if by facsimile or other electronic communication, on the date it is received if received during business hours, otherwise the next business day and (iii) if solely by mail, three business days after deposit in the mail. A party may change its address, including increasing the number of addressees, by notice to the other party.


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11.      SEVERABILITY

         If any provision of this AGREEMENT is invalid or unenforceable, such provision shall be fully severable from this AGREEMENT and the other provisions hereof shall remain in full force and effect and shall be liberally construed to carry out the provisions and intent hereof.

         The parties hereto have duly executed this Agreement as of the day and year first above written.


                                        NEWMONT INTERNATIONAL SERVICES LIMITED



                                        By: /s/ Lawrence T. Kurlander
                                            --------------------------
                                        Name:    Lawrence T. Kurlander
                                        Title:   Chairman


                                        ROBERT J. MILLER


                                        /s/ Robert J. Miller
                                        --------------------


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                        EXHIBIT A TO CONSULTING AGREEMENT


A. SERVICES. CONSULTANT shall advise representatives of NEWMONT on federal governmental affairs issues relating to NEWMONT's interests and mining operations (and those of its affiliates) within the United States of America. As part of the Services, CONSULTANT shall consult with members of Congress, various governmental agencies and the Administration as requested by Newmont from time to time.


B. COMPENSATION. For Services performed in accordance with the AGREEMENT, CONSULTANT shall be compensated as follows:

         NEWMONT shall pay CONSULTANT a fee of Ten Thousand Dollars (U.S.$10,000.00) per month during the Term for his performance of the Services, unless the Agreement is earlier terminated in which case the amount shall be reduced in accordance with Section 6 of the Agreement. The monthly consulting fee shall be paid in arrears within five days after the end of each month.

         NEWMONT shall also reimburse CONSULTANT for all routine costs and expenses he incurs in the performance of the SERVICES, provided that such costs and expenses are routine and are incurred in the ordinary course of CONSULTANT'S performance under this AGREEMENT. CONSULTANT will not incur extraordinary costs and expenses without prior written approval of NEWMONT. For purposes of this AGREEMENT, extraordinary costs and expenses include retention of experts, consultants, or other persons to promote the interests of NEWMONT, the acquisition of studies, reports, or other information to promote the interests of NEWMONT, and other items that are not generally considered routine by consultants and attorneys performing services for clients. CONSULTANT shall invoice NEWMONT for such amounts, and all nondisputed amounts shall be paid within thirty (30) days of receipt of the invoice.


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